EXECUTION VERSION

SUBORDINATED LOAN AND INTERCREDITOR AGREEMENT
SUBORDINATED LOAN AND INTERCREDITOR AGREEMENT dated as of March 22, 2017 (this “Agreement”), is made by and between NZGT (BPFT) TRUSTEE LIMITED, as Trustee of the BEVERAGE PACKAGING FACTORING TRUST, a trust established under the laws of New Zealand (the “Borrower”), BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand-Duchy of Luxembourg having its registered office at 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B128592, which may be redomiciled in New Zealand following the date hereof, in its capacity as the Subordinated Lender under this Agreement (in such capacity, the “Subordinated Lender”) and in its capacity as the Manager of Beverage Packaging Factoring Trust (in such capacity, the “NZ Manager”), and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as administrative agent under the Receivables Loan and Security Agreement (as defined below) (including any successor thereto in such capacity, the “Administrative Agent”).

Reference is made to the Receivables Loan and Security Agreement dated as of March 22, 2017 (as amended, supplemented or otherwise modified and in effect from time to time, the “Receivables Loan and Security Agreement”), among the Borrower, Reynolds Group Holdings Inc., a Delaware corporation (“RGHI”), as initial Master Servicer, the NZ Manager, each of the Conduit Lenders, Committed Lenders and Facility Agents party thereto from time to time, the Administrative Agent and the Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Receivables Loan and Security Agreement and in the Assignment and Amendment Agreement (as defined below).

WHEREAS:

A.    Certain Affiliates of the Subordinated Lender (the “Sellers”) have agreed to sell to the Borrower, and the Borrower has agreed to purchase from the Sellers, certain Receivables of the Sellers pursuant to the Amended and Restated Purchase and Sale Agreement, dated as of March 22, 2017 (as amended, supplemented or otherwise modified and in effect from time to time, the “Purchase and Sale Agreement”), among each of the Sellers, RGHI, as initial Master Servicer, the NZ Manager, and the Borrower;

B.    The Borrower has also entered into that certain Assignment and Amendment Agreement, dated as of March 22, 2017 (as amended, supplemented or otherwise modified and in effect from time to time, the “Assignment and Amendment Agreement”), among the Borrower, Beverage Packaging Factoring (Luxembourg) S.à r.l. (“BP Factoring Lux”), Beverage Packaging Holdings (Luxembourg) IV S.à r.l, each of the Sellers, RGHI and the Subordinated Lender, pursuant to which, among other things (a) the Borrower is purchasing certain existing Receivables and (b) the Borrower is acquiring the Existing Assignor Intercompany Loans (as defined therein) from the Subordinated Lender,

C.    The Borrower’s ability to borrow funds under the Receivables Loan and Security Agreement is conditioned upon payments from various accounts of the Borrower being made in accordance with the applicable priority of payments set forth in Section 2.12 of the Receivables Loan and Security Agreement (as applicable, the “Priority of Payments”);

D.    The ability of the Borrower to pay the Sellers for the Receivables purchased from the Sellers is subject to certain limitations pursuant to the Priority of Payments; and

E.    The Borrower and the Subordinated Lender wish to enter into this agreement (a) to finance a portion of the purchase price to be paid by the Borrower on the date hereof for the Receivables being purchased by the Borrower from BP Factoring Lux under the Assignment and Amendment Agreement (by means of acquisition of the Existing Assignor Intercompany Loans and set-off thereof pursuant to and as described in the Assignment and Amendment Agreement), and (b) from time to time after the date hereof upon request by the Borrower (on the direction of the NZ Manager), to finance payments by the Borrower for the Receivables purchased from the Sellers under the Purchase and Sale Agreement.

Accordingly, the Borrower, the Subordinated Lender and the Administrative Agent hereby agree as follows:

1.Subordinated Loans.
(a)    On the date hereof, the Subordinated Lender shall make an initial advance to the Borrower in the amount of $275,000,000 (the “Initial Advance”). The Initial Advance shall be deemed to have been made upon the effectiveness of the Assignment and Amendment Agreement and of the purchase by the Borrower of the Existing Assignor Intercompany Loans from the Subordinated Lender as provided therein. The Borrower and the Subordinated Lender hereby agree that the Initial Advance shall be deemed to be, and treated for all purposes hereunder as, a Subordinated Loan made hereunder.
(b)    By 3:00 p.m. (New York City time) on each Settlement Date, the Subordinated Lender shall make an additional loan (each a “Settlement Date Subordinated Loan” and collectively the “Settlement Date Subordinated Loans”) to the Borrower, in an amount equal to the aggregate amount of “Unpaid Balances” due to the Sellers pursuant thereto, and as defined in, the Purchase and Sale Agreement on such date, provided that the aggregate amount of Settlement Date Subordinated Loans outstanding at any time hereunder shall not exceed the lesser of (x) $125,000,000 and (y) the Subordinated Loan Cap.
(c)    The Subordinated Lender may make additional loans (each an “Additional Subordinated Loan” and collectively the “Additional Subordinated Loans”) to the Borrower from time to time, at such times and in such amounts as mutually agreed by the Borrower (on the direction of the NZ Manager) and the Subordinated Lender.
(d)    The Initial Advance, each Settlement Date Subordinated Loan and each Additional Subordinated Loan made hereunder are each referred to herein as a “Subordinated Loan” and, collectively, as “Subordinated Loans” and the Borrower and the Subordinated Lender agree that each of them shall be deemed and treated as a Subordinated Loan made hereunder.
(e)    Upon the effectiveness hereof the NZ Manager shall prepare and deliver to the Borrower, and the Borrower shall issue to the Subordinated Lender, a promissory note in the form attached as Exhibit A hereto evidencing the Subordinated Loans.
2.    Principal Payments.
(a)    The outstanding principal of any Subordinated Loan (together with accrued and unpaid interest thereon) may be repaid or prepaid in whole or in part at any time without premium or penalty from funds available to the Borrower for such purpose pursuant to the Priority of Payments, and not otherwise.
(b)    The Borrower shall pay the Subordinated Lender, in lawful money of the United States of America and in immediately available funds, on the date (the “Maturity Date”) that is one (1) day after the Final Date, the outstanding principal amount of all Subordinated Loans.
3.    Interest. The Borrower agrees to pay interest on the outstanding principal amount of the Subordinated Loans from the date each such Subordinated Loan (including the Initial Advance) is made to the date on which such amount is paid in full at a rate equal to the LIBO Rate (subject to a 1% floor) plus 2.75% per annum (computed on the basis of the actual number of days elapsed over a year of 360 days); provided, however, that if the Borrower shall default in the payment of any principal hereof, the Borrower promises to pay, on demand, interest at the rate of the LIBO Rate (subject to a 1% floor) plus 4.75% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on each Settlement Date and on the Maturity Date in arrears; provided, however, that the Borrower (acting on the recommendation of the NZ Manager) may, by written notice to the Subordinated Lender and the Administrative Agent on or prior to the date any interest payment is due hereunder (except if such date is the Maturity Date), elect to defer all or part of such payment, and upon such election, the amount of interest due but unpaid on such date shall be added to the principal amount of Subordinated Loans outstanding under this Agreement and from such date shall itself bear interest; provided further, that such notice shall not be required if, on the applicable Settlement Date, there are insufficient funds available to pay the full installment of interest otherwise then due and payable in accordance with the Priority of Payments.
4.    All Payments. All payments of the Borrower hereunder shall be made to the Subordinated Lender in accordance with the Priority of Payments and without set-off or counterclaim.
5.    Records. The Subordinated Lender is authorized and directed by the Borrower to enter on Schedule I attached hereto or, at its option, in its books and records, the date and amount of each Subordinated Loan made hereunder and the amount of each payment of principal made by the Borrower on such Subordinated Loan. Absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of the Subordinated Lender to make any such entry nor any error therein shall expand, limit or affect the obligations of the Borrower hereunder.
6.    Subordination. The Subordinated Loans, all interest thereon, any other amounts payable with respect thereto and all other indebtedness of the Borrower under this Agreement (the “Subordinated Claims”) are subordinated and subject in right of payment to the prior payment in full of all Obligations of the Borrower (including without limitation interest accruing after the commencement of a proceeding of the type described in the definition of “Insolvency Event” under the Receivables Loan and Security Agreement (a “Proceeding”), whether or not such interest is an allowed claim) (the “Senior Claims”). For the avoidance of doubt, the Subordinated Lender agrees that (i) for the purposes of section 313(3) of the Companies Act 1993, it is accepting a lower priority in respect of the Subordinated Claims than that which it might otherwise have under section 313, and (ii) nothing in section 313 will prevent this Agreement from having effect in accordance with its terms. The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Secured Parties and any of their respective assignees (each, a “Senior Claimant” and collectively, the “Senior Claimants”) or the Administrative Agent on their behalf. Each Senior Claimant shall be deemed to have acquired its Senior Claims (whether now outstanding or hereafter created, incurred, assumed or guaranteed) in reliance upon the provisions contained in this Agreement. Until the Final Date, the Borrower shall not pay or grant, and the Subordinated Lender shall not demand, accelerate, sue for, take, receive or accept from the Borrower, directly or indirectly, in cash or other property or by set-off or any other manner, any payment or security of all or any of the Subordinated Claims or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) nothing in this paragraph shall restrict the capitalization of deferred interest as provided in Section 3 hereof, and (ii) nothing in this paragraph shall restrict the Borrower from paying, or the Subordinated Lender from requesting, any payments under this Agreement in accordance with the Priority of Payments, so long as the making of such payment would not otherwise violate the terms of the Receivables Loan and Security Agreement or any other Transaction Document. Should the Subordinated Lender receive any payment in violation of the immediately preceding sentence prior to the Final Date, the Subordinated Lender agrees that such payment shall be segregated, received, held in trust in the name and on behalf of, deemed to be the property of, and shall be immediately paid over to the Administrative Agent for the benefit of the Senior Claimants.
7.    Representations and Warranties. The Borrower represents to the Subordinated Lender, and the Borrower and the Subordinated Lender each represents and warrants to the Administrative Agent for the benefit of the Senior Claimants, that:
(a)    it has the corporate or other organizational power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary corporate or other organizational action to authorize its execution, delivery and performance of this Agreement;
(b)    it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law);
(c)    the execution, delivery and performance of this Agreement will not violate in any material respect any provision of any requirement of any law applicable to it or of its organizational documents; and
(d)    no consent or authorization of, filing with, or other action by any Governmental Authority or any other third party is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for consents, authorizations, filings or actions that have been obtained, made or taken and are in full force and effect or that if not duly obtained, made or taken or not in full force and effect could not reasonably be expected to have a Material Adverse Effect.
8.    Bankruptcy; Insolvency.
(a)    Upon the occurrence of any Proceeding involving the Borrower as debtor, the Senior Claimants shall receive payment in full in cash of the Senior Claims before the Subordinated Lender is entitled to receive payment on account of a Subordinated Loan. Without prejudice to the subordination provisions contained herein, on and prior to the Final Date, any right to receive a payment or distribution of assets of the Borrower of any kind or character (whether in cash, securities or other property) in any applicable Proceeding which would otherwise be payable to or deliverable upon or with respect to any or all Subordinated Loans is hereby assigned, and any such payment or distribution shall be paid or delivered by the person making such payment or delivery (whether a trustee in bankruptcy, a receiver, liquidator, administrator, statutory manager, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Claims until such Senior Claims shall have been paid and satisfied in full in cash.
(b)    On and prior to the Final Date, in any Proceeding, to the extent permitted by law, if all Senior Claims have not then been paid in full in cash, the Administrative Agent (on behalf of the Senior Claimants) is hereby irrevocably authorized at or in any Proceeding (but without any obligation to do so):
(i)    To enforce Subordinated Claims either in its own name or the name of the Subordinated Lender, by proof of debt, proof of claim, suit or otherwise;

(ii)    To collect any assets of the Borrower distributed, divided or applied by way of dividend or payment, or any securities issued, on account of Subordinated Claims and apply the same, or the proceeds of any-realization upon the same that Administrative Agent (on behalf of the Senior Claimants) in its discretion elects to effect, to Senior Claims until all Senior Claims shall have been paid in full in cash, rendering any surplus to the Subordinated Lender;

(iii)    To vote claims comprising Subordinated Claims to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; and

(iv)    To take generally any action in connection with any such meeting or Proceeding which the Subordinated Lender might otherwise take.

9.    Amendments. This Agreement shall not be amended or modified except by a written instrument (i) executed by the Borrower and the Subordinated Lender, (ii) consented to in writing by the Administrative Agent (acting with the consent of the Majority Facility Agents) on behalf of the Senior Claimants and (iii) entered into in accordance with Section 5.02(i) of the Receivables Loan and Security Agreement (it being understood that the making of Subordinated Loans and the repayment thereof in accordance with the terms hereof shall not constitute an amendment or modification of this Agreement).
10.    GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW ZEALAND. WHEREVER POSSIBLE EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.
11.    Jurisdiction.
(a)    The courts having jurisdiction in New Zealand and the New York state and federal courts sitting in the borough of Manhattan shall each have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).
(b)    The parties agree that those courts are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.
(c)    Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (a) above.
12.    Service of Process.
(a)    Without prejudice to any other mode of service allowed under any relevant law, the Subordinated Lender (so long as it is not incorporated in New Zealand):
(i)    irrevocably appoints Reynolds Group Holdings Limited as its agent for service of process in relation to any proceedings in connection with this Agreement for so long as the Subordinated Lender is not organized in New Zealand; and.
(ii)    agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.
(b)    Without prejudice to any other mode of service allowed under any relevant law, the Administrative Agent:
(i)    irrevocably appoints Coöperative Rabobank U.A., New Zealand Branch, as its agent for service of process in relation to any proceedings in connection with this Agreement; and.
(ii)    agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.
Each party expressly agrees and consents to the provisions of this Section 12.
13.    Waiver; Third Party Beneficiaries. The Subordinated Lender waives notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Agreement and waives reliance by any Senior Claimant upon the subordination and other provisions herein.
14.    Assignment. The Borrower may not delegate any of its duties hereunder without the prior written consent of the Subordinated Lender and the Administrative Agent (acting with the consent of the Majority Facility Agents), except that (a) the NZ Manager may act on the Borrower’s behalf in respect of any duties hereunder without such prior written consent and (b) the Borrower may delegate any duties hereunder in accordance with the Trust Deed. Except as the result of any reorganization or redomiciliation of the Subordinated Lender in accordance with Section 10.07 of the Purchase and Sale Agreement, neither this Agreement nor any Subordinated Loan made hereunder may be assigned, pledged or otherwise transferred by the Subordinated Lender without the prior written consent of the Administrative Agent (acting with the consent of the Majority Facility Agents), and any such attempted transfer shall be void, except that the Administrative Agent, by its acceptance of the benefits hereof, acknowledges and agrees that the Subordinated Lender has pledged substantially all of its assets (including the Subordinated Loans) as collateral for various secured financings and that this provision shall not limit its ability to do so or the rights of the parties secured over such collateral (subject to the terms and conditions of this Agreement). The NZ Manager shall maintain a register on which it enters the principal amount (and stated interest) of each Subordinated Loan (the “Register”). The Administrative Agent and the Subordinated Lender each acknowledges and agrees that the Borrower has pledged substantially all of its assets (including the claims against the Subordinated Lender under this Agreement) as collateral in favor of the Administrative Agent and that this provision shall not limit its ability to do so or the rights of the Administrative Agent over such collateral (subject to the terms and conditions of this Agreement).
15.    Further Assurance. The Borrower (on the direction of the NZ Manager) and the Subordinated Lender shall execute and deliver such further instruments and shall take such further action as either party or the Administrative Agent may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.
16.    Reinstatement. If all the Senior Claims are at any time or times hereafter paid in full in cash and thereafter any such payment is required to be returned or restored to the Borrower, whether in a Proceeding or otherwise, the provisions of this Agreement shall be reinstated as to any Senior Claims as to which such returned or restored payment was applied.
17.    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
18.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
19.    Trustee Indemnity and Limitation of Liability. The Borrower has entered into this Agreement solely in its capacity as trustee of the Trust and not in its personal capacity. Section 19 of the Trust Deed, together with provisions referenced therein, is hereby incorporated by reference into this Agreement and made part hereof as if fully set forth herein. Any liability arising under or in connection with this Agreement or any other Transaction Document is limited and can be enforced against the Borrower only in the manner set forth in the Trust Deed.
20.    Trustee’s Capacity. In each Transaction Document, except where expressly provided to the contrary:
(a)    a reference to the Borrower is a reference to the Borrower in its capacity as trustee of the Trust only, and in no other capacity; and
(b)    a reference to the undertaking, assets, business, money or liability of the Borrower is a reference to the undertaking, assets, business, money or liability of the Borrower only in the capacity reference to in paragraph (a).
21.    General Duties of NZ Manager. All parties to this Agreement acknowledge that the NZ Manager has been appointed under the Trust Deed to act as manager under the Trust, in respect of the day to day management of the Trust and upon the terms and conditions of the Trust Deed. Unless otherwise provided for in the Transaction Documents:
(a)    any obligation of the Borrower under this Agreement may be performed or satisfied by the NZ Manager on behalf of the Borrower; and
(b)    the parties may rely on all information, including any notices provided by the NZ Manager on behalf of the Borrower in connection with the Transaction Documents and the matters contemplated by them.
22.    Acknowledgement of Parties. The parties to this Agreement acknowledge and agree that in relation to any payment obligation of the Borrower under the Transaction Documents which is to be funded from the Assets of the Trust:
(a)    the NZ Manager is responsible for taking all steps necessary to facilitate the payment on behalf of the Borrower (including the management of all bank accounts held in the Borrower’s name) and ensuring that the payment is made in accordance with the terms of the Transaction Documents;
(b)    the Borrower agrees to sign any documents and do anything reasonably requested by the NZ Manager in connection with such payment; and
(c)    without prejudice to its obligations under paragraph (a) above, the NZ Manager shall have no personal liability for payment of the relevant amount due and payable by the Borrower under the relevant Transaction Documents.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.

NZGT (BPFT) TRUSTEE LIMITED,
in its capacity as trustee of the BEVERAGE PACKAGING FACTORING TRUST, as Borrower
By:
   /s/ Hrvoje Koprivcic
   Name: Hrvoje Koprivcic
   Title: Director

   /s/ Richard Spong
   Name: Richard Spong
   Title: Director

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A, as Subordinated Lender Duly represented by:
By
/s/ Helen Dorothy Golding
Name: Helen Dorothy Golding
Title: Authorised Signatory

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A, as NZ Manager Duly represented by:
By
/s/ Helen Dorothy Golding
Name: Helen Dorothy Golding
Title: Authorised Signatory
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Administrative Agent
By: /s/ Raymond Dizon
Name: Raymond Dizon
Title: Executive Director
By: /s/ Thomas McNamara
Name: Thomas McNamara
Title: Vice President

EXHIBIT A
FORM OF PROMISSORY NOTE
March , 2017
FOR VALUE RECEIVED, the undersigned, NZGT (BPFT) TRUSTEE LIMITED, as trustee of the BEVERAGE PACKAGING FACTORING TRUST, a trust established under the laws of New Zealand (the “Borrower”), hereby promises to pay to BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand-Duchy of Luxembourg having its registered office at 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B128592, or its registered assigns (the “Subordinated Lender”), on the Maturity Date (such term and each other capitalized term used but not otherwise defined herein having the meaning specified in the Subordinated Loan and Intercreditor Agreement, dated as of March 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Subordinated Loan and Intercreditor Agreement”), among the Borrower, the Subordinated Lender, Beverage Packaging Holdings (Luxembourg) I S.A., in its capacity as the manager of Beverage Packaging Factoring Trust (in such capacity, the “NZ Manager”), and Coöperatieve Rabobank U.A., New York Branch, as administrative agent under the Receivables Loan and Security Agreement), in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount outstanding under the Subordinated Loan and Intercreditor Agreement as of the Maturity Date, together with any interest accruing thereon at the rates and at the times specified in the Subordinated Loan and Intercreditor Agreement, subject to the terms of the Subordinated Loan and Intercreditor Agreement.

The unpaid principal amount of this Note (this “Note”) shall be payable in accordance with the terms of Sections 2, 4, 6, 20, 21 and 22 of the Subordinated Loan and Intercreditor Agreement. The unpaid principal amount of this Note shall bear interest (including, as applicable, default interest) from the date of borrowing until the Maturity Date in accordance with Section 3 of the Subordinated Loan and Intercreditor Agreement. Interest on this Note shall be payable (or, as applicable, capitalized) in accordance with Sections 3, 4, 6, 20, 21 and 22 of the Subordinated Loan and Intercreditor Agreement. The obligations under this Note are subordinated pursuant to the provisions of the Subordinated Loan and Intercreditor Agreement.

All Subordinated Loans, and all payments made with respect thereto, may be recorded by the Subordinated Lender from time to time on the grid attached as Schedule I to the Subordinated Loan and Intercreditor Agreement or the Subordinated Lender may record such information by such other method as the Subordinated Lender may generally employ as permitted by the Subordinated Loan and Intercreditor Agreement; provided, that neither the failure of the Subordinated Lender to make any such entry nor any error therein shall expand, limit or affect the obligations of the Borrower.

As provided in the Subordinated Loan and Intercreditor Agreement, this Note, and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by and construed in accordance with the laws of New Zealand. Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

If there is a conflict between the terms and provisions of this Note and the terms and provisions of the Subordinated Loan and Intercreditor Agreement, the terms and provisions of the Subordinated Loan and Intercreditor Agreement shall govern and control. This Note may only be amended in accordance with the terms of the Subordinated Loan and Intercreditor Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the day and year first above written.

NZGT (BPFT) TRUSTEE LIMITED, in its capacity as trustee for the BEVERAGE PACKAGING FACTORING TRUST, as Borrower
By:
Name:
Title: Director

By:	___________________________________
Name:
Title: Director

SCHEDULE I
TO
SUBORDINATED LOAN AND INTERCREDITOR AGREEMENT
SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Amount and Type of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by